As filed with the Securities and Exchange Commission on December 29, 1999
                                                    Registration No. [         ]
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             -----------------------

                          UNISOURCE ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)


             ARIZONA                                     86-0786732
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
  incorporation or organization)

                              220 WEST SIXTH STREET
                             TUCSON, ARIZONA, 85701
                                 (520) 571-4000
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

         Dennis R. Nelson, Esq.                 John T. Hood, Esq.
      UniSource Energy Corporation           J. Anthony Terrell, Esq.
          220 West Sixth Street              Thelen Reid & Priest LLP
         Tucson, Arizona, 85701                 40 West 57th Street
             (520) 571-4000                  New York, New York 10019
                                                  (212) 603-2000
  (Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

                             -----------------------

            Approximate date of commencement of proposed sale of the
           securities to the public: AS SOON AS PRACTICABLE AFTER THIS
                    REGISTRATION STATEMENT BECOMES EFFECTIVE.

                             -----------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]


                         CALCULATION OF REGISTRATION FEE
==============================================================================
  TITLE OF                                           PROPOSED
 EACH CLASS                          PROPOSED        MAXIMUM
OF SECURITIES                        MAXIMUM        AGGREGATE       AMOUNT OF
    TO BE         AMOUNT TO BE    OFFERING PRICE     OFFERING     REGISTRATION
 REGISTERED        REGISTERED       PER UNIT*         PRICE*          FEE
------------------------------------------------------------------------------
Common Stock,
no par value       1,000,000+      $11.78125      $11,781,250       $3,110.25
-------------------------------------------------------------------------------
Preferred
Share Purchase
Rights (1)         1,000,000         N/A             N/A              N/A
===============================================================================

*Solely for the purpose of calculating the registration fee pursuant to Rule 457(c), the proposed maximum offering price has been determined on the basis of the average of the high and low prices per share for the Common Stock on December 21, 1999 as reported in the consolidated reporting system for securities traded on the New York Stock Exchange.

+The combined Prospectus filed herewith pursuant to Rule 429 also relates to an additional 940,282 shares of Common Stock, no par value, registered pursuant to Registration No. 333-31043-99, which remain unsold and for which a registration fee of $4,425 has been paid. Pursuant to Rule 429, the combined Prospectus filed herewith also relates to Registration No. 333-31043-
99.

(1) Since no separate consideration is paid for the Preferred Share Purchase Rights (the "Rights"), the registration fee for such securities is included in the fee for the Common Stock. The value attributable to the Rights, if any, is reflected in the market price of the Common Stock.

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                Subject to Completion, Dated December 29, 1999




P R O S P E C T U S
-------------------

                                                    UNISOURCE ENERGY CORPORATION
                                                           220 WEST SIXTH STREET
                                                          TUCSON, ARIZONA  85701
                                                                  (520) 571-4000

                                1,940,282 SHARES
                          UNISOURCE ENERGY CORPORATION
                              INVESTMENT PLUS PLAN
                                  COMMON STOCK
                                WITHOUT PAR VALUE
                      -------------------------------------

This plan provides a simple and convenient method for anyone to invest in UniSource Energy common stock and the attached preferred share purchase rights. It also provides current UniSource Energy shareholders a simple and convenient method of investing their dividends in additional shares of UniSource Energy common stock.

In each case, investors pay no brokerage commissions or service charges.

UniSource Energy's prior plan did not provide for automatic dividend reinvestment. That prior plan has been amended and now constitutes a part of this plan. If you were a participant in the prior plan you are now automatically enrolled in this plan and you need not complete an enrollment form unless you wish to automatically reinvest your dividends in additional shares of UniSource Energy common stock.

The law in some jurisdictions requires us to offer shares through this plan only through a registered broker/dealer. In those instances we use BNY FSI & Co., a subsidiary of The Bank of New York Company, Inc., as the registered broker/dealer.

UniSource Energy's common stock is listed on the New York Stock Exchange and Pacific Exchange. The ticker symbol is: UNS.

                You should read this prospectus carefully before
                    you invest and retain this prospectus for
                                future reference.

                 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                               SEE "RISK FACTORS."

                               -------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS ________, 1999.

                                TABLE OF CONTENTS

                                                                  Page
                                                                  ----

WHERE YOU CAN FIND MORE INFORMATION..................................1

RISK FACTORS.........................................................3

UNISOURCE ENERGY.....................................................6

THE PLAN.............................................................7
     CERTAIN DEFINITIONS.............................................7
     PURPOSE OF THE PLAN.............................................8
     ADVANTAGES AND DISADVANTAGES OF THE PLAN........................8
     PLAN ADMINISTRATION.............................................9
     PARTICIPATION IN THE PLAN......................................10
     DIVIDEND REINVESTMENT..........................................11
     DIRECT DEPOSIT OF DIVIDENDS NOT REINVESTED.....................13
     DIRECT PURCHASE --INITIAL INVESTMENTS AND OPTIONAL
      INVESTMENTS...................................................13
     PURCHASES......................................................15
     CERTIFICATES...................................................16
     SAFEKEEPING OF CERTIFICATES....................................16
     GIVING PLAN SHARES TO OTHERS...................................17
     SALE OF SHARES.................................................18
     CHANGE IN PLAN PARTICIPATION...................................19
     COSTS..........................................................20
     REPORTS TO PARTICIPANTS........................................21
     OTHER INFORMATION..............................................21
     FEDERAL INCOME TAX INFORMATION.................................23

USE OF PROCEEDS.....................................................24

DESCRIPTION OF CAPITAL STOCK........................................24

EXPERTS.............................................................27

PARTICIPANT INFORMATION.............................................27

                       WHERE YOU CAN FIND MORE INFORMATION

AVAILABLE INFORMATION

         UniSource Energy Corporation ("UniSource Energy") files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy this information at the SEC's Public Reference Room and at the Regional Offices of the SEC:


 Public Reference Room    New York Regional Office      Chicago Regional Office
 450 Fifth Street, N.W.      7 World Trade Center          Citicorp Center
       Room 1024                 Suite 1300             500 West Madison Street
Washington, D. C. 20549    New York, New York 10048        Suite 1400
                                                        Chicago, Illinois
                                                             60661-2551

          You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.
C. 20549, at prescribed rates. You may obtain further information on the operation of the SEC's Public Reference Room in Washington, D. C. by calling the SEC at 1-800-SEC-0330.

         The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, such as UniSource Energy, who file electronically with the SEC. The address of that site is http://www.sec.gov.

         UniSource Energy's common stock is listed on the New York Stock Exchange and on the Pacific Exchange (ticker symbol: UNS) and reports, proxy statements and other information concerning UniSource Energy can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 or Pacific Exchange, Inc. 301 Pine Street, San Francisco, California 94104. In addition, reports, proxy statements and other information concerning UniSource Energy can be inspected at its offices at 220 West Sixth Street, Tucson, Arizona 85701. You may obtain more information by contacting the UniSource Energy Internet world wide web site (http://www.unisourceenergy.com).

         This prospectus is part of a registration statement that we filed with the SEC. You may obtain the full registration statement from the SEC or UniSource Energy, as indicated below.

INCORPORATION BY REFERENCE

         The rules of the SEC allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. The prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about UniSource Energy.

             o Annual Report on Form 10-K for the year ended December 31, 1998 (the "1998 10-K")

             o Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, as amended by Form 10-Q/A, dated May 24, 1999, June 30, 1999, and September 30, 1999 (the "Third Quarter 10-Q")

             o Current Reports on Form 8-K dated, respectively, January 8, 1999, February 16, 1999, March 16, 1999, June 18, 1999, June
                  25, 1999, August 9, 1999, December 2, 1999 and December 6,
                  1999

         We are also incorporating by reference additional documents that UniSource Energy files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this prospectus and all documents that UniSource Energy files with the SEC pursuant to the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement.

         UniSource Energy will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

                          UniSource Energy Corporation
                              220 West Sixth Street
                              Tucson, Arizona 85701
                     Attention: Records and Library Services
                            Telephone: (520) 745-3362

         The information contained at the Internet site of UniSource Energy is not incorporated in this prospectus by reference and you should not consider it a part of this prospectus.

                                  RISK FACTORS

         UniSource Energy is presenting the following discussion solely to furnish limited introductory information regarding selected risks and uncertainties facing UniSource Energy. This discussion does not contain all the information you should consider. You should read the entire prospectus, before making any investment decision.

         The financial condition and results of operations of Tucson Electric Power Company ("TEP") are currently the principal factors affecting the financial condition and results of operations of UniSource Energy on an annual basis since TEP currently accounts for substantially all of UniSource Energy's assets and revenues.

ELECTRIC UTILITY DEREGULATION RULES ISSUED BY THE ARIZONA CORPORATION COMMISSION
(ACC) WILL SUBJECT TEP, FOR THE FIRST TIME, TO COMPETITION FOR ENERGY SALES TO RETAIL CUSTOMERS.

         The ACC approved the final retail electric competition rules for Arizona utilities in September 1999. On November 22, 1999, the ACC approved TEP's Settlement Agreement that was entered into between TEP and certain customer groups relating to stranded costs and unbundled distribution tariffs. See the December 2nd 8-K. As a result, consumer choice for energy supply will be phased-in during the first quarter of 2000, with full retail competition beginning in January 2001. While these ACC actions provide TEP with a reasonable opportunity to recover all stranded generation costs, we cannot predict with certainty the full impact of retail competition on our future operating results, financial condition and cash flows. Some of the factors which may affect our future financial results include:

         o lower than expected growth in distribution revenues from TEP's service territory

         o  weather variations which may affect customer energy usage; and

         o  the outcome of the required filing of a general rate case in 2004.

OUR HIGH DEBT LEVERAGE MIGHT LIMIT OUR ACCESS TO CAPITAL MARKETS.

         Our capital structure is highly leveraged. Although TEP was able to refinance and extend the maturities of certain debt obligations at favorable rates and terms in 1997 and 1998, TEP may not continue to have such favorable access to the capital markets. See ITEM 7. - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION -"Overview" and ITEM 8.- Financial Statements and Supplementary Data in the 1998 10-K and Item 1 - Financial Statements and ITEM 2. - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS - "Overview" in the Third Quarter 10-Q.

ASSET DIVESTITURE, TAX LAW CHANGES OR INDUSTRY OR SYSTEM OPERATION CHANGES COULD MAKE IT NECESSARY FOR US TO REDEEM TAX-EXEMPT BONDS.

         A substantial portion of TEP's utility plant assets have been financed with the proceeds from the issuance of tax-exempt bonds (approximately $580 million at the date of this prospectus). The interest on these bonds is excluded from bondholders' gross income for federal income tax purposes. The following could make it necessary to redeem or defease these bonds:

         o        asset divestiture;
         o        tax law changes;

         o        industry or system operation changes.

See ITEM 7. -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONs -- "Liquidity and Capital Resources, Investing and Financing Activities, TEP - Regulated Electric Utility, Tax Exempt Local Furnishing Bonds," in the 1998 10-K.

WE MAY EXPERIENCE FURTHER LOSSES FROM UNREGULATED ENERGY BUSINESSES.

         Our investments in the unregulated energy businesses owned by Millennium Energy Holdings, Inc. (Millennium) comprise approximately 3% of the consolidated total assets of UniSource Energy, but at times, have had a more significant impact on consolidated net income. Millennium recorded a net loss of $8.1 million for the year ended December 31, 1998, and net income of $15.0 million for the nine months ended September 30, 1999. Net losses from our equity investment in NewEnergy, Inc. were the primary contributors to net losses at Millennium in 1998. We sold our investment in this business in the third quarter of 1999 for an after-tax gain of $20.8 million. See the Third Quarter 10-Q and the August 9 8-K for additional information on this transaction. This gain was partially offset by $5.2 million in net losses recorded by Nations Energy due to project development costs and expenses.

        Other energy related businesses held by Millennium are in the developement and start-up stages, have limited operating histories and, to date, have had limited profitability. Consequently, there can be no assurance that the activities of its other unregulated businesses will be profitable in future periods.

OUR ABILITY TO CONTINUE TO PAY DIVIDENDS IS UNCERTAIN AND DEPENDS UPON CASH FLOW FROM OUR SUBSIDIARIES, TEP AND MILLENNIUM. TEP COMPRISES SUBSTANTIALLY ALL OF OUR ASSETS. TEP IS SUBJECT TO CONSTRAINTS WHICH LIMIT ITS ABILITY TO PAY DIVIDENDS TO UNISOURCE ENERGY.

         On December 3, 1999, the Board of Directors of UniSource Energy declared a dividend in the amount of $0.08 per share of common stock. This is our first dividend to shareholders. Our principal operating subsidiary, TEP, last paid a common stock dividend to public shareholders in 1989.

         In December 1998, TEP declared and paid a dividend to UniSource Energy of $30 million on its common stock. In December 1999, TEP declared a dividend of $34 million on its common stock, payable prior to year-end 1999. TEP's ability to pay dividends is limited by the following constraints:

         o TEP's credit agreement allows TEP to pay dividends if it maintains compliance with the agreement and meets certain financial covenants, including a covenant that requires TEP to maintain a minimum level of net worth. As of September 30, 1999, the required minimum net worth was $199 million. As of September 30, 1999, TEP was in compliance with the terms of the Credit Agreement.

         o Pursuant to an ACC order, until such time as TEP's equity ratio equals 37.5% of total capital (excluding capital lease obligations), TEP may not pay dividends to UniSource Energy in excess of 75% of TEP's earnings. As of September 30, 1999, TEP's equity ratio, as so calculated, was 18.5%.

         o In addition to these restrictive covenants, the Federal Power Act states that dividends shall not be paid out of funds properly included in the capital account. Although the terms of the Federal Power Act are unclear, TEP believes that there is a reasonable basis to pay dividends from current year earnings.

         In the third quarter of 1999, Millennium paid a $10 million cash dividend to UniSource Energy. Millennium used some of the proceeds of the sale of AES Corporation common stock received in consideration for the sale of NewEnergy to pay this dividend. We cannot predict, however, the amount or the timing of future dividends from Millennium.

                                UNISOURCE ENERGY

         UniSource Energy was incorporated under the laws of the State of Arizona on March 8, 1995. UniSource Energy is a holding company which owns all of the outstanding common stock of TEP and Millennium Energy Holdings, Inc. (Millennium). On January 1, 1998, TEP and UniSource Energy completed a statutory share exchange, pursuant to which the outstanding common stock of TEP was exchanged, on a share-for-share basis, for shares of UniSource Energy common stock, no par value. Following the share exchange, TEP transferred the stock of its subsidiary, MEH Corporation (MEH), to UniSource Energy in exchange for a promissory note in the approximate amount of $95 million. MEH subsequently changed its name to Millennium Energy Holdings, Inc. on November 20, 1998. UniSource Energy's stock is traded on the New York and Pacific Stock Exchanges under the ticker symbol UNS.

         TEP is the principal subsidiary of UniSource Energy and accounts for substantially all of its assets and revenues. TEP is an operating public utility engaged in delivering energy services to retail customers primarily in the Tucson, Arizona metropolitan area and to wholesale customers throughout the Western United States. As a public utility, TEP falls under the jurisdiction of the Arizona Corporation Commission which has the authority to approve rates and certain other corporate actions.

         TEP provides electric power to approximately 325,000 retail customers. In 1998, TEP generated more than 10,000 gigawatt hours and sold more than 7,600 gigawatt hours of energy to retail customers and 4,500 gigawatt hours to other customers at wholesale. TEP owns or leases 1,896 MW of generating capacity located in Arizona and New Mexico. TEP also has transmission and distribution assets to transmit electricity from TEP's remote generating facilities to the Tucson area for use by TEP's retail customers and to provide interconnections to neighboring utilities. Operating revenues from energy sales and transmission and distribution services exceeded $768 million in 1998.

         Millennium owns all of the outstanding common stock of the following subsidiaries:

         o Advanced Energy Technologies, Inc. (AET), which currently owns 50% of Global Solar Energy, L.L.C. (Global Solar), a manufacturer of thin-film photovoltaic cells and other thin-film products. In November 1999, Millennium entered into an agreement to contribute additional capital to this subsidiary. This agreement will change the ownership structure of both AET and Global Solar. See the Third Quarter 10-Q.

         o Nations Energy Corporation (Nations Energy), which is active in the development of independent power projects worldwide. We are actively seeking to sell all or part of our investment in this subsidiary.

         o Southwest Energy Solutions, Inc. (SES), a regional energy services company.

                                    THE PLAN

         The following is a complete statement of the plan.

         Nothing contained herein or in any other plan information represents a recommendation that any person buy, hold or sell UniSource Energy common stock. You should make a decision to purchase shares of common stock through the plan only after reading this prospectus.

CERTAIN DEFINITIONS

         For convenience of reference, the definitions of certain terms are provided below.

Acknowledgement Form --     A form acknowledging the participant's enrollment in
                               the plan.

Business Day --             A day on which the plan administrator is open for
                              business.

Independent Agent --        BNY ESI & Co., a wholly-owned subsidiary of The Bank
                              of New York Company, Inc., the registered broker-dealer selected by the plan administrator to purchase and/or sell shares of common stock for participants.

Initial Investment --       A payment made to UniSource Energy for the initial
                              purchase of shares of common stock to open a plan account. The minimum Initial Investment is $250. An Initial Investment is not required from holders of shares registered in their names who are enrolling in the plan for the purpose of reinvest-ment of dividends or from prior participants in the plan.

Investment Date --          Investments from participants will be invested on
                              the 10th and 25th day of each month (or, if not a Business Day, the preceding Business Day). Dividends will be reinvested on the dividend payment date. Investments made automatically through Electronic Funds Transfer are deducted on the 25th day of each month and will be invested on the next Investment Date after receipt of the funds.

Optional Investment --      A payment made subsequent to enrollment in the plan.
                              An Optional Investment is $50 or more.

Safekeeping --              The plan's "safekeeping" service which participants
                              may use to deposit any common stock certificates in their possession with the plan administrator and have credited to their plan account.

Transaction Request Form -- A form completed by the participant in order to make
                              Optional Investments, address changes, deposits of certificates, withdrawals of shares, sales of shares, or an account termination.

PURPOSE OF THE PLAN

     1. WHAT IS THE PURPOSE OF THE PLAN?

The plan provides interested investors with a convenient method of purchasing UniSource Energy common stock directly through the plan administrator and provides current shareholders with a convenient method of investing cash dividends on their UniSource Energy shares in additional shares of common stock.

ADVANTAGES AND DISADVANTAGES OF THE PLAN

     2. WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE PLAN?

ADVANTAGES:

         DIRECT PURCHASE OF STOCK--Participants may purchase common stock directly through the plan administrator, without the cost of brokerage or other fees.

         FULL OR PARTIAL REINVESTMENT OF DIVIDENDS-- Participants may reinvest dividends on all of their shares (full reinvestment), on some or all of shares held in certificate form (partial reinvestment), or receive all dividends in cash (no reinvestment).

         FULL INVESTMENT OF FUNDS--The full amount of dividends, Initial Investments and Optional Investments is invested because the plan permits fractional shares to be credited to plan accounts.

         SAFEKEEPING OF CERTIFICATE --Participants may deposit their UniSource Energy common stock certificates with the plan administrator, whether or not the common stock represented by those certificates was purchased through the plan. This convenience is provided at no cost to the participant and eliminates the possibility of loss, inadvertent destruction or theft of certificates. Also, because we treat shares deposited for Safekeeping in the same manner as shares purchased through the plan, they may be transferred or sold through the plan.

         GIVING PLAN SHARES--An investor may give plan shares by:

         o making an initial investment to establish a plan account for the recipient;
         o making Optional Investments to the recipient's existing plan account; or
         o transferring shares from the investor's plan account to the recipient's plan account.

         SELL STOCK--Participants may sell shares held in their plan account, including odd-lot sales.

         BROKERAGE COMMISSIONS--Investors pay no brokerage commissions in connection with purchases and reinvestments under the plan.

         SIMPLIFIED RECORDKEEPING--We will mail a statement of account to a participant after any investment activity and a comprehensive statement annually.

DISADVANTAGES:

         NO INTEREST ON FUNDS PENDING INVESTMENT--Investors receive no interest on dividends, Initial Investments or Optional Investments that are held pending investment.

         DELAY IN DETERMINING PURCHASE PRICE--The plan administrator will not determine the number of shares purchased for a participant's plan account and the purchase price until all shares for the relevant Investment Date have been purchased. Therefore, participants will not know the number of shares purchased or the purchase price until after the applicable Investment Date.

         RETURN OF INITIAL OR OPTIONAL INVESTMENTS--The plan administrator will not return Initial Investments or Optional Investments to a participant unless the plan administrator receives a written request two Business Days prior to the applicable Investment Date. However, the plan administrator reserves the right to return an Initial or Optional Investment for any reason (an unsigned check, for example).

         BROKERAGE COMMISSIONS--Sales under the plan are subject to brokerage commissions.

         PRICE OF SHARES--Participants cannot designate a specific price at which to sell or purchase common stock. Therefore, participants bear the risk of fluctuations in the market price of common stock.

         INSURANCE--Plan accounts are not insured by the Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation or any other entity.

PLAN ADMINISTRATION

     3. WHO ADMINISTERS THE PLAN?

The Bank of New York acts as plan administrator. The Bank of New York is a recognized leader in the securities processing industry and is committed to providing shareholders of UniSource Energy with quality service.

As plan administrator, The Bank of New York will

         o    receive participant's reinvested dividends,
         o    purchase and hold shares of common stock acquired under the plan,
         o    keep records,
         o    send reports of account activity to participants, and
         o    perform other duties relating to the plan.

The plan administrator will register in its name, or the name of its nominee for the benefit of the participants, all shares purchased under the plan and held by the plan administrator for each participant's account. In the event that the plan administrator ceases to act as plan administrator, UniSource Energy will appoint a new plan administrator to administer the plan.

The plan administrator also acts as transfer agent and registrar for the common stock. Questions can be answered by contacting The Bank of New York at the following locations:

         o Participants may contact the plan administrator toll free at 1-888-269-8845.
         o The plan administrator's Internet worldwide web site address is http://stock.bankofny.com.
         o The plan administrator's e-mail address is Shareowner-svcs@bankofny.com. The plan administrator will respond to messages sent through the Internet within one business day.
         o The plan administrator's mailing address is as follows (other addresses may be published for the plan administrator from time to time):

     For Inquiries:                           For Transaction Processing:
     --------------                           ---------------------------

     The Bank of New York                     The Bank of New York
     Shareholder Relations Department - 11E   Dividend Reinvestment Department
     PO Box 11258                             P.O. Box 1958
     Church Street Station                    Newark, NJ  07101-1958
     New York, NY  10286

THE BANK OF NEW YORK PROVIDES NO ADVICE AND MAKES NO RECOMMENDATIONS WITH RESPECT TO ANY SECURITY. ANY DECISION TO PURCHASE OR SELL MUST BE MADE BY EACH INDIVIDUAL PLAN PARTICIPANT BASED ON HIS OR HER OWN RESEARCH AND JUDGMENT.

PARTICIPATION IN THE PLAN

     4. WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

DIRECT PURCHASE

Any interested investor is eligible to participate in the plan for direct purchase of common stock provided that (i) they meet the requirements for participation as described in the following paragraph and (ii) in the case of citizens or residents of a country other than the United States, its territories or possessions, participation would not violate local laws applicable to UniSource Energy or the participant.

In certain jurisdictions, applicable laws require us to use a registered broker-dealer to offer common stock under the plan to persons not presently shareholders of record. No offers or sales will be effected in those jurisdictions unless UniSource Energy has satisfied the requirements of the state securities laws applicable to the operation of the plan. To the extent required by applicable law in certain jurisdictions, we will offer shares of common stock under the plan to persons not presently shareholders of record of common stock only through a registered broker/dealer in those jurisdictions. The plan administrator has selected BNY ESI & Co. as the registered broker/dealer through whom we will offer shares in those instances and for all plan trading activity.

DIVIDEND REINVESTMENT

The dividend reinvestment option of the plan is available to investors who directly hold shares (as certificates registered in their names) and to investors who hold shares through the plan. Any shareholder whose stock is registered in a name other than the shareholder's own name (for example, in the name of a broker or bank nominee) may participate by having certificates registered in the shareholder's own name issued for some or all of the shareholder's shares.

     5. HOW DOES AN ELIGIBLE INVESTOR ENROLL IN THE PLAN?

PARTICIPANTS IN THE PRIOR PLAN are, without further action, enrolled in the plan. Prior plan participants are not required to make any initial investment. However, prior plan participants who wish to automatically reinvest their dividends must complete a new enrollment form and return it to the plan administrator at the address shown in "Plan Administration." See Question 3. Prior plan participants who wish to withdraw from the plan may do so by following the procedure outlined in Question 31.

After receiving a plan prospectus, OTHER ELIGIBLE INVESTORS may join the plan by completing and signing an enrollment form and returning it to the plan administrator at the address shown in "Plan Administration." See Question 3.

Shareholders of record should sign their names on the enrollment form exactly as they appear on their certificates.

The enrollment form serves both to initiate participation and to appoint the Independent Agent to act on behalf of the participant in buying and selling shares of common stock under the plan. An eligible applicant who is enrolling in the plan for reinvestment of dividends and who is not a shareholder of record of common stock must enclose an Initial Investment of $250 or more with the enrollment form. See Questions 12 and 13.

You can make requests for enrollment forms, as well as other plan forms and another copy of this prospectus, by writing to or telephoning the plan administrator or by calling the plan administrator. See "Plan Administration," Question 3.

     6. WHEN WILL PLAN ENROLLMENT COMMENCE?

The plan administrator will promptly process enrollment forms. Once enrolled in the plan, participants will remain enrolled until (i) they withdraw from the plan, (ii) UniSource Energy terminates their participation in the plan, or (iii) UniSource Energy terminates the plan. See "Change in Plan Participation," Questions 30-33.

     7. MAY THE PLAN ADMINISTRATOR RESTRICT PARTICIPATION IN THE PLAN?

Yes. The plan administrator reserves the right to restrict or terminate participation in the plan if such participation appears to be contrary to the general intent of the plan or in violation of applicable law. See "Change in Plan Participation," Questions 30-33.

DIVIDEND REINVESTMENT

     8. WHEN MAY AN ELIGIBLE SHAREHOLDER PARTICIPATE IN AUTOMATIC DIVIDEND REINVESTMENT?

An eligible shareholder may participate in automatic dividend reinvestment at any time.

Participation with respect to the reinvestment of dividends on common stock registered in a participant's name will commence with the first dividend payable following receipt by the plan administrator of the signed enrollment form if that form is received on or before the record date relating to that dividend. If the plan administrator receives the enrollment form after the record date, the dividend will be paid in cash and participation will be delayed until the following dividend is declared.

     9. WHAT OPTIONS ARE AVAILABLE TO PARTICIPANTS IN THE PLAN?

Participants in the plan may participate in the following ways:

OPTION 1

FULL REINVESTMENT - If you choose this option 100% of all cash dividends on your shares held in the plan as well as all shares held directly by you (as certificates) registered in your name will be reinvested in additional shares of common stock. This includes any future shares you acquire either directly or through the plan.

We will reduce the amount reinvested by any amount that is required to be withheld under any applicable tax or other statutes. See "Federal Income Tax Information", Question 44.

OPTION 2

PARTIAL REINVESTMENT - You may choose this option only if you hold any shares in certificate form registered in your name. If you choose this option you can direct that dividends on a specified number of your shares held in certificate form be paid to you in cash. We will reinvest dividends on the remaining shares you hold in certificate form as well as all shares held in the plan.

Buying more shares in certificate form will not change your election.

Selling shares in certificate form will not change your election unless the number of shares you hold in certificate form falls below the number you specified for cash dividend payment. In that case, we will pay cash dividends to you on the number of shares you hold in certificate form.

OPTION 3

CASH DIVIDENDS - No Reinvestment - If you choose this option you may enroll in the plan only to make additional Optional Investments and/or deposit certificates into the plan for Safekeeping. By choosing this option you will receive all dividends in cash and no dividends will be reinvested. In lieu of receiving a dividend check, you may authorize the plan administrator to electronically credit your checking or savings account on the dividend payment date. (See "Direct Deposit of Dividends Not Reinvested")

YOU MAY CHANGE YOUR REINVESTMENT OPTION AT ANY TIME BY SENDING A NEW ENROLLMENT FORM TO THE PLAN ADMINISTRATOR.

To be effective for a particular dividend, the plan administrator must receive your instructions on or before the record date relating to the dividend. IF THE PLAN ADMINISTRATOR DOES NOT RECEIVE INSTRUCTIONS ON OR BEFORE THE RECORD DATE, THE INSTRUCTIONS WILL NOT BECOME EFFECTIVE UNTIL AFTER THE DIVIDEND IS PAID.

IF YOU ARE A NEW PLAN PARTICIPANT AND YOU DO NOT MAKE A REINVESTMENT ELECTION, YOUR ACCOUNT WILL BE CODED FOR FULL REINVESTMENT AND WE WILL INVEST ALL OF YOUR DIVIDENDS.

IF YOU ARE A PRIOR PLAN PARTICIPANT AND YOU DO NOT MAKE A REINVESTMENT ELECTION, YOUR ACCOUNT WILL BE CODED FOR "NO REINVESTMENT" AND YOU WILL RECEIVE ALL DIVIDENDS IN CASH AND NO DIVIDENDS WILL BE REINVESTED.

The plan permits us to credit fractions of shares, as well as full shares, to participants' accounts. In addition, dividends in respect of such fractions, as well as full shares, will be reinvested in shares of common stock and such shares will be credited to participants' accounts.

     10. WHEN WILL THE DIVIDENDS BE INVESTED?

If the enrollment form is received by the plan administrator on or before the record date for the dividend payment, we will reinvest dividends on the next dividend payment date.

If the enrollment form is received after the record date for the dividend payment, we will pay the current dividend to you. The dividend after the next record date will be reinvested.

If it is not possible, for any reason, to purchase shares, than any moneys plan administrator holds for more than 30 days will be returned to you. In no event will dividends remain uninvested more than 35 days after the date of payment. We will reduce the amount of dividends reinvested by any amount that we are required to withhold under any applicable tax or other statutes. No interest will be paid on moneys held by the plan administrator pending investment.

DIRECT DEPOSIT OF DIVIDENDS NOT REINVESTED

     11. CAN I HAVE MY DIVIDENDS SENT DIRECTLY TO MY CHECKING ACCOUNT?

Yes. If you elect not to reinvest dividends you may receive your dividends by electronic deposit to your bank, savings, or credit union account. To receive a direct deposit of funds, you must complete and sign a Direct Deposit Authorization form and return it to the plan administrator. Direct deposit will become effective as soon as practicable after the plan administrator has received a completed Direct Deposit Authorization form.

You may change direct deposit designations by delivering written instructions or a new Direct Deposit Authorization form to the plan administrator.

DIRECT PURCHASE -- INITIAL INVESTMENTS AND OPTIONAL INVESTMENTS

     12. WHO IS REQUIRED TO MAKE AN INITIAL INVESTMENT?

Investors who do not have shares of common stock registered in their names and who wish to purchase common stock through the plan must make an Initial Investment. Shareholders who have shares of common stock registered in their names and who are electing to reinvest their dividends through the plan do not need to make an Initial Investment.

     13. HOW IS AN INITIAL INVESTMENT MADE?

Any investor whose signed enrollment form has been accepted by the plan administrator is eligible to make an Initial Investment. A participant may make the Initial Investment when enrolling. An Initial Investment must be $250 or more and should be in the form of a check, money order or wire transfer payable through a U.S. bank or other financial institution, to "The Bank of New York." The plan administrator will not accept third party checks. DO NOT SEND CASH. Investors making wire transfers should contact the plan administrator for wire instructions and may be charged fees by their institution. Please use the pre-addressed envelope provided to send the signed enrollment form and any Initial Investment.

NOTICE TO TEP CUSTOMERS: Do NOT include Initial Investments and an enrollment form with payment for utility service billings or other payments due TEP or affiliates.

     14. WHAT ARE OPTIONAL INVESTMENTS?

Once enrolled, plan participants are eligible to make periodic Optional Investments, as frequently as twice monthly to purchase additional shares of common stock. The minimum Optional Investment is $50.

Participants may make Optional Investments in the form of a check, money order or wire transfer, payable through a U.S. bank or other financial institution, to "The Bank of New York." The plan administrator will not accept third party checks. DO NOT SEND CASH. A participant may also make Optional Investments on a monthly basis automatically through Electronic Funds Transfer. See Question 15.

Participants are under no obligation to make Optional Investments and may cease making Optional Investments at any time without withdrawing from the plan.

The plan administrator will not accept Optional Investments if a participant imposes any restrictions with respect to the shares to be purchased. In addition, the plan administrator will not purchase shares for a participant without advance payment, nor will it refund any part of a participant's Optional Investment after shares are purchased. It is not possible for the plan administrator to inform a participant in advance of how much money to send for the purchase of a full or fractional share because the per-share price will not be known until the shares are purchased.

     15. HOW DOES A PARTICIPANT MAKE OPTIONAL INVESTMENTS?

OPTIONAL INVESTMENTS BY MAIL

A participant may make an Optional Investment by enclosing a check with the Transaction Request form attached to the statement of account, which the plan administrator will send to each participant. A participant may also send in a check without this form, however, the plan account number must be included on the check. You should mail payments to the following address:

                           The Bank of New York
                           Dividend Reinvestment Department
                           P.O. Box 1958
                           Newark, NJ  07101-1958

OPTIONAL INVESTMENTS BY ELECTRONIC FUNDS TRANSFER

A participant may contact the plan administrator to arrange for Optional Investments to be made automatically through Electronic Fund Transfers (EFT). EFT payments are deducted monthly from the participant's designated account through any financial institution that participates in the Automated Clearing House. Deductions are made on the 25th day of each month, or if that date is not a Business Day, the deduction will be made on the preceding Business Day. We will invest amounts received on the next Investment Date after receipt of the funds. Some financial institutions charge participants for this service.

PAYROLL DEDUCTION

Employees who participate in the plan may authorize payroll deductions to purchase shares under the plan. Payroll Deduction forms can be obtained from our Payroll Department. Employees may change or terminate payroll deductions at any time by completing a new Payroll Deduction Authorization form. The commencement, change or termination will become effective as soon as practicable after we receive the authorization form.

     16. WHEN WILL A PARTICIPANT'S INITIAL INVESTMENT OR OPTIONAL INVESTMENT BE INVESTED?

The plan administrator must receive Optional Investments and Initial Investments at least three Business Days prior to an Investment Date to be invested on that Investment Date. Otherwise, the plan administrator will hold the Optional Investment or Initial Investment for investment until the next Investment Date. See Question 15 for information regarding when we invest EFT funds.

The plan administrator will promptly deposit Initial Investments and Optional Investments that it receives into a segregated escrow account pending investment. No Initial Investment or Optional Investment will remain uninvested more than 35 days following receipt by UniSource Energy.

     17. WHAT HAPPENS IF A CHECK SUBMITTED FOR INVESTMENT IS RETURNED UNPAID?

If the plan administrator returns unpaid for any reason a check submitted for investment, the plan administrator will consider the request for investment of such funds null and void. We will immediately remove from the participant's account any shares purchased with those funds. The plan administrator may sell those shares to satisfy any uncollected amounts, including the returned-check fee. If the net proceeds of the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, the plan administrator may sell additional shares from the participant's account to satisfy the uncollected balance.

     18. MAY A PARTICIPANT REQUEST THAT AN INITIAL INVESTMENT OR OPTIONAL INVESTMENT
BE RETURNED?

Yes. A participant may request, in writing, the return of an Initial Investment or Optional Investment that has not yet been invested. The plan administrator will return the funds if the request is received at least two Business Days immediately preceding the applicable Investment Date. However, no refund of a check or money order will be made until the funds have been actually deposited into escrow by the plan administrator. Accordingly, a refund may be delayed for up to three weeks.

PURCHASES

     19. HOW IS COMMON STOCK PURCHASED FOR THE PLAN PARTICIPANTS?

We will purchase common stock through the plan, either directly from UniSource Energy or on the open market, at our sole discretion. We will issue any shares purchased directly from UniSource Energy from UniSource Energy's previously authorized but unissued shares. Open market transactions are effected through the Independent Agent appointed by the plan administrator. In either case, participants pay no commission charges on the purchase of common stock. The Independent Agent will have full discretion in all matters related to open market purchases, including the day and time of purchase, price paid, number of shares purchased, and the markets or persons through whom the purchases are made. The purchase price to the plan participant is the same, however, the tax basis may differ. See Question 44.

     20. WHEN ARE SHARES PURCHASED FOR THE PLAN?

When the plan purchases shares directly from UniSource Energy, purchases will be made on each Investment Date. See the definition of Investment Date.

Purchases on the open market will usually be within 5 days of the Investment Date. The plan may purchase shares over a longer period of time to avoid having an impact on market prices. In all cases, if an investment is not completed within 30 days, we will return all funds to be invested to participants. The plan makes open market purchases through the Independent Agent, BNY ESI & Co., a wholly-owned subsidiary of The Bank of New York Company, Inc.

     21. WHEN WILL SHARES BE CREDITED TO A PARTICIPANT'S ACCOUNT?

We consider shares purchased, settled and credited to a participant's plan account on the Investment Date.

     22. HOW IS THE PURCHASE PRICE OF THE COMMON STOCK DETERMINED?

When the plan purchases shares from UniSource Energy, the price per share will be 100% of the average of the highest and lowest price for the common stock on the consolidated tape as reported by Dow Jones on the applicable Investment Date.

When the plan purchases shares on the open market, the price per share is the weighted average of all shares purchased for the applicable Investment Date.

     23. HOW MANY SHARES OF COMMON STOCK WILL BE PURCHASED FOR A PARTICIPANT?

The number of shares purchased for a participant will be equal to the participant's dividends reinvested, Initial Investment or Optional Investment for the applicable Investment Date to be divided by the purchase price of the shares. We will credit the participant's plan account with the whole and fractional shares (to four decimal places).

     24. CAN A PARTICIPANT REQUEST THE PURCHASE OF A SPECIFIC NUMBER OF SHARES OR A SPECIFIC PRICE?

No. Since the purchase price of the common stock cannot be calculated until we purchase the common stock, a participant may not request the purchase of a specific number of shares.

CERTIFICATES

     25. WILL CERTIFICATES BE ISSUED FOR SHARES PURCHASED THROUGH THE PLAN?

No. The plan administrator will register the certificates for shares purchased through the plan in its name or the name of its nominee. Participants requesting the issuance of a certificate for their plan shares must submit a Transaction Request Form to the plan administrator, specifying the number of whole shares and certificates to be issued. We cannot issue certificates for fractional shares; a participant must sell fractional shares when terminating participation. We will issue the certificate in the name(s) of the participant(s) only. After the issuance of a certificate, we will deem the shares represented thereby as withdrawn from the plan. We will issue certificates within five Business Days following the receipt of the request. See Questions 27 and 28 for information on giving or transferring plan shares to others.

SAFEKEEPING OF CERTIFICATES

     26. CAN CERTIFICATES BE DEPOSITED WITH THE PLAN ADMINISTRATOR TO BE HELD IN THE PARTICIPANT'S PLAN ACCOUNT?

Yes. Participant's may use the plan's "Safekeeping" service to deposit any common stock certificates in their possession with the plan administrator. Some of the advantages of certificate Safekeeping are:

         o No risk associated with the loss of stock certificates. Normally, an owner cannot sell or transfer shares without first obtaining replacements for any lost or stolen certificates. This process could take several weeks and results in cost and paperwork for the owner and the transfer agent. Our Safekeeping policy eliminates this risk.

         o We treat certificates deposited in the plan for Safekeeping in the same manner as shares of common stock purchased through the plan. These may be conveniently sold or transferred through the plan.

         o Participants who choose Safekeeping still have the option of receiving dividends in cash or reinvesting them.

         o   There is no charge for depositing certificates for Safe-keeping.

Participants may submit certificates for Safekeeping at any time.

Each participant bears the risk of the method used to submit certificates for Safekeeping. UniSource Energy strongly recommends that participants use registered mail with insurance when sending stock certificates.

We will transfer all shares represented by the certificates submitted for Safekeeping into the name of the plan administrator or its nominee and credit them to the participant's plan account. We will then mark the physical certificate submitted to the plan administrator for Safekeeping "canceled" and ultimately discard them. We will mail to the participant a statement of account showing the number of shares credited to the participant's plan account.

A participant may not assign or pledge shares of common stock held in his or her account. (See Question 44). Participants must replace lost certificates before they can be submitted for Safekeeping.

It is the participant's responsibility to establish and maintain a record of the cost of shares represented by certificates sent to the plan administrator for Safekeeping. In addition, the plan administrator reserves the right to establish limits on the number of shares held for Safekeeping and minimum time periods for retention of these shares in the plan. This reservation is intended to minimize administrative expense and discourage use of the plan for purposes other than as a continuing investment service.

GIVING PLAN SHARES TO OTHERS

     27. CAN PLAN SHARES BE GIVEN TO OTHERS?

Yes.  Common stock can be given to others in three ways:

         o A donor may make an Initial Investment to establish an account in the recipient's name. Under this method, the donor completes and submits to the plan administrator an enrollment form in the recipient's name together with an Initial Investment of $250 or more.

         o A donor may submit an Optional Investment in an amount of $50 or more on behalf of an existing participant; or

         o An existing participant may transfer shares from his or her account to a new or existing recipient's account. See Question 28.

In order to establish a new account for a gift recipient a participant must complete and submit to the plan administrator an enrollment form in the recipient's name. See Question 28.

Unless otherwise requested by the donor, the recipient will receive a statement of account showing the number of shares given to and held in the recipient's plan account.

     28. MAY PARTICIPANTS ASSIGN OR TRANSFER ALL OR PART OF THEIR SHARES HELD UNDER THE PLAN TO ANOTHER PERSON?

Yes. Participants may transfer or give shares held in their plan account, as gifts, at any time. Transfers can be made in book-entry or certificate form. Participants should call or write to the plan administrator to make requests.

To transfer shares from an existing plan account to a new participant plan account follow the steps listed below. There is no fee for transferring shares to another participant.

         o Call the plan administrator toll free at 888-269-8845 and request a current plan prospectus and enrollment form. Complete the enrollment form, providing the full registration name, address and social security number of the new participant.

         o Mail the completed enrollment form and a written request indicating the number of shares (full and fractional) which should be transferred to the new participant. All participants in the current account must sign the instructions and their signatures must be guaranteed by a bank, broker or financial institution that is a member of the Signature Guarantee Medallion Program.

         o Unless otherwise directed on the enrollment form, the new account will automatically be enrolled in the plan with all dividends reinvested.

SALE OF SHARES

     29. HOW MAY PARTICIPANTS SELL THEIR PLAN SHARES?

Participants may instruct the plan administrator to sell any or all shares held in a plan account at any time. Simply complete and sign the tear-off portion of your account statement (Transaction Request Form) and mail it to the plan administrator. The request should indicate the number of shares to be sold and must be signed by ALL account owners. Participants may sell shares acquired through and held in the plan, as well as shares surrendered for Safekeeping, in this manner. You can also call the plan administrator's toll-free number to obtain a "PIN" number which will allow you to make sales by phone.

The plan administrator aggregates all requests to sell shares then sells the total number of shares on the open market. Sales are made through the BNY ESI & Co., the Independent Agent. The shares may be sold on any exchange on which the shares are listed. Shares are sold at least weekly, and depending on the volume, as frequently as daily.

The selling price will not be known until the sale is completed. The common stock price may fall between the time you request the sale and the sale is made.

A PARTICIPANT MAY NOT REVOKE A REQUEST TO SELL SHARES.

A check will be issued for the proceeds of the sale less any brokerage commission, service fees and applicable taxes within four Business Days following the date of such sale. The check will be made payable to the registered account owners only. See Questions 34 and 44.

The Independent Agent will have full discretion in all matters related to the sale, including the day and time of sale, sale price, and the markets or persons through whom the shares are sold. Participants cannot specify a price at which to sell their shares.

Shareholders who hold shares outside the plan may not sell those shares through the plan.

PARTICIPANTS WHO SELL ALL OF THEIR SHARES THAT ARE HELD IN THE PLAN AUTOMATICALLY TERMINATE THEIR PARTICIPATION IN THE PLAN. A PARTICIPANT MAY NOT REVOKE A REQUEST TO SELL SHARES AFTER IT IS RECEIVED BY THE PLAN ADMINISTRATOR. HOWEVER, PARTICIPANTS MAY ELECT TO RE-ENROLL AT ANY TIME PROVIDED THAT THEY REMAIN ELIGIBLE TO PARTICIPATE. See Questions 4 and 5.

CHANGE IN PLAN PARTICIPATION

     30. HOW MAY A PARTICIPANT CHANGE OPTIONS UNDER THE PLAN?

A participant may change investment options by signing a new enrollment form and returning it to the plan administrator. Participants may obtain new enrollment forms from the plan administrator by written request. Any change in options with respect to reinvestment of dividends must be received by the plan administrator prior to the record date relating to a dividend payment in order to be effective for that particular dividend.

     31. HOW MAY A PARTICIPANT TERMINATE PARTICIPATION IN THE PLAN?

Participants may terminate participation in the plan at any time. To withdraw from the plan, complete the tear-off stub at the bottom of your account statement (Transaction Advice Form) and mail it to the plan administrator. All account owners must sign the request.

When you withdraw from the plan, or if the plan is terminated by UniSource Energy, we will issue a certificate for all whole shares held in your plan account and sell any fractional shares held in your plan account. We will not issue certificates for fractional shares; a participant must sell fractional shares when terminating participation. See Questions 34 and 44.

We will invest Optional Investments received prior to the request to terminate plan participation on the next Investment Date unless the participant timely requests the return of that Optional Investment. See Question 18.

     32. WHAT HAPPENS TO FRACTIONAL SHARES WHEN PARTICIPANTS TERMINATE THEIR PLAN ACCOUNTS?

As soon as practicable after the settlement for the applicable sale we will mail to each participant that terminates their plan accounts cash payments representing any fractional share held, less brokerage commissions, taxes and service fees. For participants selling fractional shares, the proceeds, if any, of the sale of fractional shares will be the fraction multiplied by the whole-share price less applicable brokerage commissions.

     33. MAY THE PLAN ADMINISTRATOR TERMINATE A PARTICIPANT'S PLAN
PARTICIPATION?

Yes. The plan administrator may terminate a plan account for any of the following reasons:

         o   the plan account becomes subject to any unclaimed property law;
         o the plan administrator receives proper notification of a participant's death or incapacity;
         o the participant does not maintain at least one whole share of common stock in the plan account; or
         o the plan administrator believes that a participant's participation in the plan is contrary to the general intent of the plan or in violation of applicable law.

The plan administrator will notify the participant prior to such termination. The plan administrator will issue a certificate for whole shares and a check for the net cash value of any fractional share in the plan account, less applicable brokerage commissions, taxes and service fees.

In the event that the plan account is terminated for any of the foregoing reasons, we will distribute the account assets to the appropriate state for unclaimed property purposes, the participant, or his or her beneficiary, as the case may be.

In addition, UniSource Energy retains the right, in its sole discretion, to terminate or suspend the plan. See Question 40 below.

COSTS

     34. WHAT COSTS ARE ASSOCIATED WITH PARTICIPATION IN THE PLAN?

In most cases UniSource Energy will pay the fees and expenses to operate the plan. However, there are some service fees and brokerage commissions which will be charged directly to participants. You will incur no broker fees, commissions or other charges for shares PURCHASED from UniSource Energy for your plan account. Your cost in administrative service fees and brokerage commission for each type of transaction are as follows and are considered part of the "Terms and Conditions" of the plan:

         PURCHASES
         Dividend Reinvestments.................................Company Paid
         Initial Investments / Enrollment.......................Company Paid
         Optional Investments...................................Company Paid
         Brokerage commissions - newly-issued stock.....................None
         Brokerage commissions - open market purchases..........Company Paid
                    This may result in taxable income and an increase in tax basis. See Question 44.

         SALES
         Service fee............................................$ 5.00 per
                                                                 transaction
         Plus brokerage commission..............................$ 0.10 per share sold
                    See Question 44.

         OTHER
         Deposit of certificates for Safekeeping................Company Paid
         Transfer of shares to another participant
         (Book to Book).........................................Company Paid
         Account termination....................................$ 5.00 per account
         Issuance of certificates...............................Company Paid

         FEES ARE SUBJECT TO CHANGE; WRITTEN NOTIFICATION WILL BE PROVIDED 90 DAYS PRIOR.

         MINIMUM INVESTMENTS
         Initial Investment.....................................$250.00
         Optional Investments....................................$50.00
         Maximum investments.......................................None

         REPORTS TO PARTICIPANTS

     35. WHAT REPORTS ARE SENT TO PARTICIPANTS?

The plan administrator will send to you a transaction advice as soon as practicable after each investment. The advice will show the purchase price, service fees (if any) and shares credited to your account.

The plan administrator will mail to you a quarterly statement showing all year-to-date transactions as soon as practicable, after each dividend payment date. RETAIN THESE STATEMENTS FOR TAX PURPOSES.

Statements and transaction advices have tear-off instruction forms which you should fill out when providing the plan administrator with instructions for certificate issuance, sales, purchases, terminations or certificate deposits.

EACH PARTICIPANT SHOULD RETAIN ALL CONFIRMATIONS AND STATEMENTS OF ACCOUNT FOR THEIR RECORDS SO AS TO BE ABLE TO ESTABLISH THE COST BASIS OF SHARES PURCHASED UNDER THE PLAN FOR INCOME TAX AND OTHER PURPOSES.

The plan administrator will also provide a statement of account upon request. THERE IS A $10.00 CHARGE FOR PROVIDING A COPY OF AN ACCOUNT STATEMENT THAT IS MORE THAN 12 MONTHS OLD.

In addition, participants will receive copies of any amendments to the prospectus relating to the plan and will receive copies of the same communications sent to all other shareholders, including UniSource Energy's quarterly reports and annual reports to shareholders, notices of annual meetings and accompanying proxy materials. The plan administrator will address all communication to participants to the latest address of record; therefore, it is important that participants promptly notify the plan administrator of any change of address.

OTHER INFORMATION

     36. WHAT HAPPENS IF UNISOURCE ENERGY DECLARES A DIVIDEND PAYABLE IN COMMON STOCK OR A STOCK SPLIT?

We will credit any dividends in the form of shares of common stock and any shares resulting from a common stock split on shares held in a participant's plan to the participant's plan account. We will mail notification of a stock dividend or stock split directly to the participant in the same manner as to shareholders who are not participating in the plan. We may curtail or suspend transaction processing until the completion of any stock dividend or stock split.

     37. IF UNISOURCE ENERGY HAS A RIGHTS OFFERING, HOW WILL A PARTICIPANT'S ENTITLEMENT BE COMPUTED?

We will base a participant's entitlement in a regular rights offering upon his total holdings. We will issue rights certificates for the number of whole shares only, however, and we will sell rights based on a fraction of a share held in a participant's account for his account and the net proceeds will be invested. We may curtail or suspend transaction processing until the completion of any rights offering.

     38. WILL A PARTICIPANT'S SHARES BE VOTED AT MEETINGS OF SHAREHOLDERS?

Participants in the plan will receive a proxy statement and a proxy card representing whole plan account shares as well as any common stock held of record. Participants may vote shares held in the plan in person or by proxy, just like any other share.

     39. WHAT IS THE RESPONSIBILITY OF UNISOURCE ENERGY AND ITS AGENTS UNDER THE PLAN?

Neither UniSource Energy, the plan administrator, nor the Independent Agent (nor any of their respective agents, representatives, employees, officers or directors) will be liable for any act done in good faith or for any good faith omission to act with respect to the plan, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death or with respect to the prices or times at which, or sources from which, shares are purchased or sold for participants, or with respect to any fluctuation in market value before or after any purchase or sale of shares. This limitation of liability will not constitute a waiver by any participant of their rights under the federal securities laws of the United States.

UNISOURCE ENERGY CANNOT AND WILL NOT GUARANTEE A PROFIT, OR PROTECT PARTICIPANTS AGAINST LOSS, ON SHARES PURCHASED OR SOLD PURSUANT TO THE PLAN. THE MARKET PRICE OF COMMON STOCK CAN FLUCTUATE SUBSTANTIALLY.

     40. MAY THE PLAN BE CHANGED OR DISCONTINUED?

Yes. UniSource Energy may suspend, modify or terminate the plan at any time in whole or in part. The plan administrator will notify all participants of any suspension, modification or termination of the plan. UniSource Energy also reserves the right to interpret and regulate the plan as it deems necessary or desirable. UniSource Energy may register additional shares for sale under the plan from time to time.

     41. MAY COMMON STOCK HELD IN A PLAN ACCOUNT BE PLEDGED AS COLLATERAL?

No. Participants may not assign or pledge as collateral common stock held in a plan account. Participants wishing to assign or pledge their common stock as collateral must have certificates issued for the shares. After the issuance of a certificate, we will deem the shares represented thereby as withdrawn from the plan. Those certificates can then be delivered for collateral.

     42. HOW MAY INSTRUCTIONS BE GIVEN TO THE PLAN ADMINISTRATOR?

Statements and transaction advices have tear-off instruction forms which you should fill out when providing the plan administrator with instructions for certificate issuance, sales, purchases, terminations or certificate deposits.

You can call the plan administrator's toll-free number to obtain a "PIN" number which will enable you to perform certain telephone transactions.

     43. UNDER WHAT STATE'S LAW WILL THE PLAN BE GOVERNED?

Arizona law governs the terms and conditions of the plan.

FEDERAL INCOME TAX INFORMATION

     44. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PLAN PARTICIPATION?

UniSource Energy believes the following is an accurate summary of the federal income tax consequences of participation in the plan. This discussion is based on federal income tax law in effect as of the date of this prospectus. Participants should consult their tax advisors with respect to the impact of any future legislative proposals or legislation enacted after the date of this prospectus. Please consult your tax or financial advisor with respect to federal, state, local and other tax laws which apply to your specific situation.

PURCHASES
---------

Participants who purchase common stock through voluntary payments to the plan are not treated for federal income tax purposes as recognizing income by virtue of the purchase of common stock with the voluntary payment. Any brokerage commissions paid by UniSource Energy upon the purchase of shares in the open market will constitute TAXABLE INCOME to the participant on whose behalf such commissions are paid. The TAX BASIS of shares purchased with Initial Investments and Optional Investments will be the amount of the investment plus the amount of any brokerage commissions paid by UniSource Energy on behalf of the participant and included in the taxable income of the participant.

Employees who purchase common stock through automatic payroll deductions will recognize the same amount of compensation income for federal income tax purposes which they would have recognized had they not purchased common stock through automatic payroll deductions but rather received cash.

DIVIDEND REINVESTMENT
---------------------

With respect to reinvested cash dividends used to purchase shares in the open market, a participant will be treated for federal income tax purposes as having received on the dividend payment date a distribution in an amount equal to the cash reinvested plus the brokerage fees paid by UniSource Energy to obtain the shares. That distribution will be treated as dividend income to the participant to the extent of the current and accumulated earnings and profits of UniSource Energy, as determined for federal income tax purposes. The tax basis of the shares so purchased will be equal to the amount of the distribution, including those charges paid by UniSource Energy.

With respect to reinvested cash dividends used to purchase authorized but unissued shares of common stock directly from UniSource Energy, a participant will be treated for federal income tax purposes as having received on the dividend payment date a distribution in an amount equal to the fair market value on that date of the full number of shares and any fractional share purchased with reinvested dividends. The fair market value of those shares on the dividend payment date will be treated as dividend income to the participant to the extent of the current and accumulated earnings and profits of UniSource Energy, as determined for federal income tax purposes. The tax basis of the shares so purchased will be equal to the fair market value of those shares on the dividend payment date.

SALES
-----

Upon the sale of either a portion or all of the shares from the plan, a participant may recognize gain or loss based on the difference between the sales proceeds, net of brokerage commissions, and the tax basis in the shares sold, including any fractional shares.

WITHHOLDING AND TAX REPORTS
---------------------------

Participants who are non-resident aliens or non-U.S. corporations, trusts and estates are subject to U.S. income tax withholding on dividends paid on shares held in their accounts. The amount of withholding is determined in accordance with U.S. Treasury Regulations, subject to adjustment by applicable income tax treaties. Other participants may be subject to U.S. backup withholding. For participants who are subject to U.S. withholding tax or backup withholding, UniSource Energy will withhold the required taxes from the gross dividends or proceeds from the sale of shares. The dividends or proceeds of a sale received by the participant, or dividends reinvested on behalf of the participant, will be net of the required taxes.

The Form 1099-DIV mailed to each participant with respect to each year-end will report the dividend income realized by the participant during the year, including brokerage fees paid by UniSource Energy in respect of reinvested dividends or optional cash investments. That income may differ from the total of the reinvested dividends. We will furnish a Form 1099-B to the participant for any shares sold through the plan.


                                 USE OF PROCEEDS

         To the extent that shares are purchased directly from UniSource Energy, UniSource Energy intends to use the net proceeds for general corporate purposes. UniSource Energy has no basis for estimating either the number of shares of common stock that will ultimately be sold pursuant to the plan or the prices at which such shares will be sold. UniSource Energy will receive no net proceeds from the offering of shares which are purchased by the Independent Agent in open market transactions.

                          DESCRIPTION OF CAPITAL STOCK

         GENERAL

         The authorized capital stock of UniSource Energy presently consists of 76,000,000 shares, consisting of 75,000,000 shares of common stock without par value, and 1,000,000 shares of preferred stock without par value ("Preferred Stock"). As of November 8, 1999, there were 32,339,606 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

         The following is a summary of certain rights and privileges of the holders of UniSource Energy's stock. This summary does not purport to be complete. The following information is qualified in its entirety by reference to UniSource Energy's Restated Articles of Incorporation and shareholder rights plan and to the laws of the State of Arizona.

         COMMON STOCK

         Dividend Rights. UniSource Energy may pay dividends on shares of common stock out of any funds legally available for payment, when and as declared by UniSource Energy's Board of Directors. Payment of dividends may be subject to certain limitations specified with respect to the Preferred Stock, or any series of Preferred Stock.

         Liquidation Rights. In the event of any dissolution or other winding up of UniSource Energy, whether voluntary or involuntary, the assets of UniSource Energy available for payment and distribution to shareholders shall be distributed ratably in accordance with their holdings to the holders of shares of the common stock. Those distributions may be subject to certain limitations specified with respect to the Preferred Stock, or any series of Preferred Stock.

         Voting Rights. All voting power is vested in the holders of the common stock, except as otherwise specified with respect to the Preferred Stock, or any series of Preferred Stock. With respect to the election of directors and each other matter coming before any meeting of shareholders, each holder of the common stock shall be entitled to one (1) vote for each share of such stock outstanding in the name of that holder on the books of UniSource Energy.

         The participant will vote the shares held in the plan in the same manner as shares in certificated form. Each participant in the plan will receive a Notice of the Annual Meeting, a Proxy Statement, a proxy voting card and UniSource Energy's Annual Report to Shareholders. The proxy voting card will solicit proxies for the whole plan shares held in a participant's plan account along with any shares a participant may hold in certificated form outside of the plan.

         Miscellaneous. The common stock has no preemptive or conversion rights redemption or sinking fund provisions and the outstanding common stock is fully paid and non-assessable.

         PREFERRED STOCK

         The Board of Directors of UniSource Energy has authority to divide the Preferred Stock into series and to determine the designation, preferences, and voting powers of the shares of each series so established and the restrictions and qualifications thereof, all to the extent and in the manner provided by law.

         PREFERRED SHARE PURCHASE RIGHTS

         General

         On March 5, 1999, UniSource Energy Corporation ("UniSource Energy") adopted a shareholder rights plan. Under that plan, UniSource Energy will grant one preferred share purchase right ("Right") on each outstanding share of common stock to holders of common stock outstanding on April 1, 1999 or issued thereafter. The description and terms of the Rights are set forth in the Rights Agreement, dated as of March 5, 1999 (the "Rights Agreement"), between UniSource Energy and The Bank of New York, as Right Agent. The following statements are qualified in their entirety reference to the Rights Agreement.

         Each Right will entitle the registered holder, subject to regulatory approvals and other specified conditions, to purchase one ten-thousandth of a share of Preferred Stock, Series X, without par value, of UniSource Energy (the "Series X Preferred Stock"), at a purchase price of $50.00 (the "Purchase Price").

         Distribution of Rights

         UniSource Energy has distributed one Right to shareholders of UniSource Energy for each share of common stock owned of record by them at the close of business on April 1, 1999. Until the earliest of

         o such time as any person or group acquires 15% or more of the outstanding shares of common stock,

         o   March 31, 2009 or

         o   the redemption of the Rights,

UniSource Energy will issue one Right with each share of common stock that is issued after April 1, 1999 so that all shares of common stock will have attached Rights. UniSource Energy has initially authorized and reserved 10,000 shares of Preferred Stock for issuance upon exercise of the Rights.

         Exercise

         The Rights will be exercisable only if a person or group:

         o acquires 15% or more of the outstanding shares of common stock or

         o commences a tender or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of common stock.

         Until that time the Rights will be evidenced by and will trade with the shares of common stock. The Rights will expire on March 31, 2009 unless UniSource Energy first redeems or exchanges them, in each case as described below.

         The purchase of stock pursuant to the Rights may be subject to regulatory approval and other specified conditions. Under no circumstance will the person or group that acquired 15% of the common stock be entitled to exercise Rights.

         "Flip-in"

         If any person or group acquires 15% or more of the outstanding shares of common stock, each Right will entitle its holder to purchase that number of shares of common stock or, at the option of UniSource Energy, Preferred Stock which has a market value at that time of twice the Purchase Price.

         "Flip-over"

         In addition, in the event that any person or group has acquired 15% or more of the outstanding shares of common stock and UniSource Energy

         o   consolidates or merges with or into, or
         o   sells 50% or more of its assets or earning power to,

any person or group, each Right would instead entitle its holder to purchase the acquiring company's common shares having a market value of twice the Purchase Price.

         Exchange

         If a person or group acquires more than 15% but less than 50% of the outstanding shares of common stock, UniSource Energy may exchange each outstanding Right for one share of common stock or cash, securities or other assets having a value equal to the market value of one share of common stock. That exchange may be subject to regulatory approval.

         Redemption

         UniSource Energy may redeem the Rights, at a redemption price of $0.001 per Right, at any time until any person or group has acquired 15% or more of the outstanding shares of common stock.

         Certain Adjustments

         The Purchase Price, the amount and type of securities covered by each Right and the number of Rights outstanding will be adjusted to prevent dilution

         o in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock,

         o if holders of the Preferred Stock are granted certain rights, options or warrants to subscribe for Preferred Stock or securities convertible into Preferred Stock or equivalent preferred shares at less than the current market price of the Preferred Stock, or

         o upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

         With certain exceptions, no adjustments in the Purchase Price will be made until cumulative adjustments amount to a least 1% of the Purchase Price. UniSource Energy will not issue fractional shares of Series X Preferred Stock other than in integral multiples of one ten-thousandth of a share. Instead, UniSource Energy will make an adjustment in cash based on the market price of the Series X Preferred Stock on the last trading date prior to the date of exercise.

         Amendment

         UniSource Energy may amend the Rights Agreement in any respect until any person or group has acquired 15% or more of the outstanding shares of common stock. Thereafter, UniSource Energy may amend the Rights Agreement in any manner which will not adversely affect the holders of the Rights in any material respect.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         With respect to the unaudited consolidated financial information of UniSource Energy and TEP for the three-month periods ended March 31, 1999 and 1998, the six-month periods ended June 30, 1999 and 1998 and the nine-month periods ended September 30, 1999 and 1998, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 17, 1999, May 24, 1999, August 12, 1999 and November 10, 1999, incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited consolidated financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

         The consolidated financial statements as of December 31, 1997 and for each of the two years in the period then ended, incorporated in this prospectus by reference from the 1998 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in the 1998 10-K which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                            PARTICIPANT INFORMATION
                          UniSource Energy Corporation

HEADQUARTERS:                             UniSource Energy Corporation
                                          220 West Sixth Street
                                          Tucson, AZ  85701
                                          (520) 571-4000

ACCOUNT INFORMATION:
   --Stock Transfer Requirements,         The Bank of New York
     Plan and Account Information:        Shareholder Relations Dept. - 11E
                                          P.O. Box 11258
                                          Church Street Station
                                          New York, NY 10286-1258

   --Telephone Number:                    (888) 269-8845
   --Home page:                           http://stock.bankofny.com
   --Email address:                       shareowner-svcs@bankofny.com

   Plan Transaction Processing            The Bank of New York
     Mailing Address:                     Dividend Reinvestment Department
                                          P.O. Box 1958
                                          Newark, NJ  07101-1958
OTHER INFORMATION:
   --Mailing Address:                     UniSource Energy Corporation
                                          Investor Relations
                                          P.O. Box 711
                                          Tucson, AZ  85702

   --Telephone Number:                    (520) 884-3661
   --Home Page:                           http:\\www.UniSourceEnergy.com
   --Fax Number:                          (520) 884-3888
   --Email address                        IR@UniSourceEnergy.com

To Order Reports and Copies of
Incorporated Documents:                   UniSource Energy Corporation
                                          Records & Library Services-RC102
                                          P.O. Box 711
                                          Tucson, AZ  85702
                                          (520) 745-3362
Stock Listing Information:
   --Ticker Symbol (NYSE & PEX):          UNS
   --Financial Listings                   UniSrcEngy
     (Wall Street Jrnl):

CUSIP Number:                             909205 10 6

================================================================================


NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY UNISOURCE ENERGY CORPORATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS, OR AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.




                            UNISOURCE ENERGY CORPORATION

                               INVESTMENT PLUS PLAN

                                   ------------

                                   COMMON STOCK
                                WITHOUT PAR VALUE

                                   ------------

                                    PROSPECTUS

                                 1,940,282 Shares

                                            , 1999
                               -------------


================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        S.E.C. Filing Fee.......................................$3,110.25
        Listing Fees............................................ 6,000.00
        Printing Expenses*......................................53,500.00
        Accounting Fees and Expenses............................15,000.00
        Legal Fees and Expenses*................................25,000.00
        Marketing Fees and Expenses*............................11,500.00
        Miscellaneous*.......................................... 1,000.75
                                                                ---------
          Total*..............................................$115,111.00

         --------------
         * Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article SIXTH of the Restated Articles of Incorporation of UniSource Energy, as amended provides in pertinent part as follows:

         SIXTH:

         (B) No director of the Corporation shall be personally liable to the Corporation or its shareholders for money damages for any action taken or any failure to take any action as a Director; provided, however, that nothing herein shall be deemed to eliminate or limit any liability which may not be so eliminated or limited under the laws of the State of Arizona, as in effect at the effective date of this paragraph (B) of Article SIXTH or as thereafter amended. No amendment, modification or repeal of this paragraph (B) shall eliminate or limit the protection afforded by this paragraph (B) to a director with respect to any act or omission occurring before the effective date thereof.

         (C) (1) The Corporation shall, to the maximum extent permitted by applicable law, as from time to time in effect, indemnify any individual who is or was a party to or otherwise involved in (or threatened to be made a party to or otherwise involved in) any Proceeding (as hereafter defined) because such individual is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all Liability (as hereinafter defined) incurred by such individual in connection with such Proceeding.

         As used in this paragraph (C) of Article SIXTH, (a) the term "Expenses" includes attorneys' fees and all other costs and expenses reasonably related to a Proceeding, (b) the term "Liability" means the obligation to pay a judgment, settlement, penalty or fine (including any excise tax assessed with respect to an employee benefit plan) and reasonable Expenses incurred with respect to a Proceeding, and includes without limitation obligations and Expenses that have not yet been paid but that have been or may be incurred, and (c) the term "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including without limitation any action, suit or proceeding by or in the right of the Corporation and including, further, any appeal in connection with any such action, suit or proceeding.

               (2) The Corporation shall, to the maximum extent permitted by applicable law, pay any Expenses incurred by a director or officer of the Corporation in defending any such Proceeding in advance of the final disposition thereof upon receipt of any undertaking by or on behalf of such individual to repay such advances if it is ultimately determined that such individual did not meet any standard of conduct prescribed by applicable law and upon the satisfaction of such other conditions as may be imposed by applicable law.

               (3) The Corporation, by resolution of the Board of Directors, may extend the benefits of this paragraph (C) of Article SIXTH to employees and agents of the Corporation (each individual entitled to benefits under this paragraph (C) being hereinafter sometimes called an "Indemnified Person").

               (4) All rights to indemnification and to the advancement of expenses granted under or pursuant to this paragraph (C) shall be deemed to arise out of a contract between the Corporation and each person who is an Indemnified Person at any time while this paragraph (C) is in effect and may be evidenced by a separate contract between the Corporation and each Indemnified Person; and such rights shall be effective in respect of all Proceedings commenced after the effective date of this paragraph (C), whether arising from acts or omissions occurring before or after such date. No amendment, modification or repeal of this Article shall affect any rights or obligations theretofore existing.

               (5) The Corporation may purchase and maintain insurance on behalf of, or insure or cause to be insured, any person who is an Indemnified Person against any Liability asserted against or incurred by him in any capacity in respect of which he is an Indemnified Person, or arising out of his status in such capacity, whether or not the Corporation would have the power to indemnify him against such liability under this Article. As used in this Section, "insurance" includes retrospectively rated and self-insured programs; provided, however, that no such program shall provide coverage for directors and officers which is prohibited by applicable law. The Corporation's indemnity of any individual who is an Indemnified Person shall be reduced by any amounts such individual may collect with respect to such liability (a) under any policy of insurance purchased and maintained on his behalf by the Corporation or (b) from any other entity or enterprise served by such individual.

               (6) The rights to indemnification and to the advancement of Expenses and all other benefits provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to serve in the capacity in respect of which such person was an Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such person.

               (7) The Board of Directors shall have the power and authority to make, alter, amend and repeal such procedural rules and regulations relating to indemnification and the advancement of Expenses as it, in its discretion, may deem necessary or expedient in order to carry out the purposes of this Article, such rules and regulations, if any, to be set forth in the Bylaws of the Corporation or in a resolution of the Board of Directors.

ITEM 16.  EXHIBITS

         Reference is made to the Exhibit Index on page II-7 hereof.

ITEM 17.  UNDERTAKINGS.

         (a)   The undersigned registrant hereby undertakes:

                  (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                    (ii) To reflect in the prospectus any facts or events
                         arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change on the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with respect to
                         the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under
         Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         EACH DIRECTOR AND/OR OFFICER OF REGISTRANT WHOSE SIGNATURE APPEARS BELOW HEREBY APPOINTS IRA R. ADLER, DENNIS R. NELSON AND KAREN G. KISSINGER, AND EACH OF THEM SEVERALLY, AS HIS ATTORNEY-IN-FACT TO SIGN IN HIS NAME AND BEHALF, IN ANY AND ALL CAPACITIES STATED BELOW, AND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, ANY AND ALL AMENDMENTS, INCLUDING POST-EFFECTIVE AMENDMENTS, TO THIS REGISTRATION STATEMENT AND THE REGISTRANT HEREBY ALSO APPOINTS EACH SUCH AGENT FOR SERVICE AS ITS ATTORNEY-IN-FACT WITH THE AUTHORITY TO SIGN AND FILE ANY SUCH AMENDMENTS IN ITS NAME AND BEHALF.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized to sign, in the City of Tucson, and the State of Arizona, on December 29, 1999.

                                          UNISOURCE ENERGY CORPORATION


                                          By:  /s/ Ira R. Adler
                                               -------------------------------
                                               IRA R. ADLER
                                               Executive Vice President,
                                               Principal Financial Officer
                                               and Director

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                               /s/ James S. Pignatelli
Date:  December 29, 1999                       -------------------------------
                                               James S. Pignatelli
                                               Chairman of the Board, President
                                               and Principal Executive Officer


                                               /s/ Ira R. Adler
Date:  December 29, 1999                       -------------------------------
                                               Ira R. Adler
                                               Executive Vice President,
                                               Principal Financial Officer
                                               and Director


                                               /s/ Karen G. Kissinger
Date:  December 29, 1999                       -------------------------------
                                               Karen G. Kissinger
                                               Principal Accounting Officer


                                               /s/ Elizabeth T. Bilby
Date:  December 29, 1999                       -------------------------------
                                               Elizabeth T. Bilby
                                               Director

                                               /s/ Larry W. Bickle
Date:  December 29, 1999                       -------------------------------
                                               Larry W. Bickle
                                               Director


                                               /s/ Harold W. Burlingame
Date:  December 29, 1999                       -------------------------------
                                               Harold W. Burlingame
                                               Director


                                               /s/ Jose L. Canchola
Date:  December 29, 1999                       -------------------------------
                                               Jose L. Canchola
                                               Director


                                               /s/ John L. Carter
Date:  December 29, 1999                       -------------------------------
                                               John L. Carter
                                               Director


                                               /s/ Daniel W.L. Fessler
Date:  December 29, 1999                       -------------------------------
                                               Daniel W.L. Fessler
                                               Director


                                               /s/ John A. Jeter
Date:  December 29, 1999                       -------------------------------
                                               John A. Jeter
                                               Director


                                               /s/ R.B. O'Rielly
Date:  December 29, 1999                       -------------------------------
                                               R.B. O'Rielly
                                               Director


                                               /s/ Martha R. Seger
Date:  December 29, 1999                       -------------------------------
                                               Martha R. Seger
                                               Director


                                               /s/ H. Wilson Sundt
Date:  December 29, 1999                       -------------------------------
                                               H. Wilson Sundt
                                               Director

                                 EXHIBIT INDEX


Exhibit No.                 Description of Exhibit
-----------                 ----------------------

*      4(a)           --    Amended and Restated Articles of Incorporation
                            (filed with the Commission on
                            January 30, 1998, as Exhibit 2(a) to Registrant's
                            Amendment No. 1 to Form 8-A and
                            incorporated herein by reference thereto).

*      4(b)           --    Bylaws (filed with the Commission on December 23,
                            1997 as Exhibit 2(b) to Registrant's Form 8-A and incorporated herein by reference thereto).

       5(a)           --    Opinion of Dennis R. Nelson, Esq.

       5(b) and 8     --    Opinion of Thelen Reid & Priest LLP.

       15             --    Letter of PricewaterhouseCoopers LLP regarding
                            unaudited interim financial information.

       23(a)          --    The Consents of Dennis R. Nelson and Thelen Reid &
                            Priest LLP are contained in their opinions as Exhibits 5(a) and 5(b) and 8, respectively.

       23(b)          --    Consent of Independent Accountants -
                            PricewaterhouseCoopers LLP

       23(c)          --    Consent of Independent Accountants -
                            PricewaterhouseCoopers LLP

       23(d)          --    Independent Auditors' Consent-- Deloitte & Touche
                            LLP

       24             --    Power of Attorney is contained herein at page II-5.


--------------------------------
*  Previously filed.